EX-99.B9(m)

                                NATIONS FUND TRUST

                               AMENDED AND RESTATED
                       SHAREHOLDER SERVICING PLAN ("PLAN")
                     INVESTOR B SHARES -- MONEY MARKET FUNDS
                   INVESTOR C SHARES -- NON-MONEY MARKET FUNDS


         Section 1. Each of the proper officers of Nations Fund Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Investor B Shares of the Money Market Funds of the Trust or Investor C Shares of the Non-Money Market Funds of the Trust (as listed on Schedule 1) (collectively, the "Shares") in any of the Trust's portfolios listed on Schedule 1 (the "Funds") provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Shares of the Funds in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Shares beneficially owned by or attributable to such clients. Affiliates of the Trust's distributor, administrator, co-administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Shares of a particular Fund, then the expenses may be allocated between or among the Shares of the Funds in a fair and equitable manner.

         Section 2. The Trust's administrator and/or co-administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator and co-administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

         Section 3. So long as this Plan is in effect, the Trust's distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 4. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

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         Section 5. This Plan may be amended at any time with respect to any
Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

         Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

         Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

         Section 8. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.


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                                    SCHEDULE I

Money Market Funds:
-------------------
Nations Government Money Market Fund
Nations Tax Exempt Fund

Non-Money Market Funds:
-----------------------
Nations Value Fund
Nations Capital Growth Fund
Nations Emerging Growth Fund
Nations Equity Index Fund
Nations Managed Index Fund
Nations Managed SmallCap Index Fund
Nations Managed Value Index Fund
Nations Managed SmallCap Value Index Fund
Nations Marsico Focused Equities Fund
Nations Marsico Growth & Income Fund
Nations Disciplined Equity Fund
Nations Balanced Assets Fund
Nations Short-Intermediate Government Fund
Nations Short-Term Income Fund
Nations Diversified Income Fund
Nations Strategic Fixed Income Fund
Nations Intermediate Municipal Bond Fund
Nations Municipal Income Fund
Nations Short-Term Municipal Income Fund
Nations Florida Intermediate Municipal Bond Fund
Nations Florida Municipal Bond Fund
Nations Georgia Intermediate Municipal Bond Fund
Nations Georgia Municipal Bond Fund
Nations Kansas Intermediate Municipal Bond Fund
Nations Maryland Intermediate Municipal Bond Fund
Nations Maryland Municipal Bond Fund
Nations North Carolina Intermediate Municipal Bond Fund
Nations North Carolina Municipal Bond Fund
Nations South Carolina Intermediate Municipal Bond Fund
Nations South Carolina Municipal Bond Fund
Nations Tennessee Intermediate Municipal Bond Fund
Nations Tennessee Municipal Bond Fund
Nations Texas Intermediate Municipal Bond Fund
Nations Texas Municipal Bond Fund
Nations Virginia Intermediate Municipal Bond Fund
Nations Virginia Municipal Bond Fund

Dated: October 15, 1996
       June 4, 1997
       February 4, 1998


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